Exhibit 10.1

PROFESSIONAL SERVICES CONSULTING AGREEMENT

THIS PROFESSIONAL SERVICES CONTRACT (the "Agreement") is entered into as of the 2nd of January, 2013,  by and between HDS International Corp., a Nevada corporation (the "Company"), and The Holden Group, LLC, a Tennessee limited liability company (the "Consultant").

W I T N E S S E T H:

WHEREAS, the Company is a developmental enterprise and is desirous of expanding its business relationships; and

WHEREAS, the Consultant is experienced as a business development consultant; and

WHEREAS, the Company desires to retain the Consultant as business development consultant upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Consultant agrees to be retained by the Company to provide business development consulting services as further described herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    SERVICES AND DUTIES

1.1. Term. This Agreement shall commence on the date hereof and shall remain in full force and effect for four months (such period being herein referred to as the "Term").

1.2. General.

1.2.1. During the Term, the Consultant shall have the title of Consultant of the Company, and shall provide to the Company various assistance, business development and client relationship management services, including, but not limited to, the following (the “Services”):

•	Provide the Company with information, insight and guidance on prospective clients and their requirements and processes in connection with evaluating potential transactions with the Company.

•	Identify and develop prospective business relationships on behalf of the Company, and, among other things, introduce such prospective clients to the Company.

•	Facilitate the completion of transactions, including on-site visits as may be necessary.

•	Facilitate good relations between Company and clients during both pre- and post-transaction periods.

2.    INDEPENDENT CONTRACTOR

2.1. Status. Consultant, in performance of the Agreement, is acting as an independent contractor.  Consultant is not Company’s employee, partner, or subcontractor.  Consultant shall not be responsible for any Company obligations including, but not limited to, the payment of workers' compensation, disability benefits, or unemployment insurance or for withholding income taxes or social security for Consultant, but such responsibility shall be that of Consultant.

2.2. Authority of Consultant.  Consultant shall not have any authority to bind the Company in any way, and shall not make any representations to any persons to the contrary.  Consultant shall under no circumstances negotiate or indicate specific contract terms to any prospective client or counterparty without the express written authorization of the Company, and acknowledges that violating this agreement would cause irreparable harm to the Company.

3.    COMPENSATION

3.1. In consideration for performing the Services required by the Agreement, Company shall pay to Consultant:

3.1.a	$2,000 cash, to be paid at the execution of this Agreement;

3.1.b	$500 cash, due and payable on the first month anniversary of this Agreement;

3.1.c	$500 cash, due and payable on the second month anniversary of this Agreement;

3.1.d	$500 cash, due and payable on the third month anniversary of this Agreement; and

3.1.e.	600,000 restricted shares of the Company’s common stock, issued upon the signing of this Agreement.

4.    TERMINATION OF AGREEMENT

4.1. General. This Agreement may be terminated with or without cause at the sole discretion of the Company, at any time.

5.    PROPRIETARY INFORMATION; CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

5.1. The term "Proprietary Information" means information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to or required by the Company, and which has any commercial or economic value, actual or potential, in the Company's business, and includes, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code; object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, vendors, costs, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost, financial statements or other financial data concerning any of the foregoing or the Company and its operations generally. The Consultant understands that the provision of his employment creates a relationship of confidence and trust between him and the Company with respect to the Company and the Proprietary Information of the Company and its customers which may be learned by the Consultant during the period of the Consultant's employment.

5.2 The Consultant acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. To the extent that, for any reason, such Proprietary Information or rights may not vest in the Company, the Consultant hereby sells, transfers, conveys and assigns to the Company any such rights or rights he may have or acquire in such Proprietary Information. At all times, both during the Term and thereafter, the Consultant will keep in strict confidence and trust and will not use or disclose any Proprietary Information or anything relating to it to any other person, whether or not for reasons of gain, without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties to the Company. The Consultant will defend the Company against all claims, actions, suits, or other proceedings against the Company arising out of or resulting from breach of this Section 5, and shall indemnify and hold the Company harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys' fees and attorneys' disbursements) arising out of or incurred in connection with all such claims, actions, suits or other proceedings.

5.3 In the event of the termination of the Consultant's employment, whether by the Company or the Consultant, for any reason, the Consultant shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to the Consultant by the Company or produced by the Consultant or others in connection with the Consultant's employment immediately as and when requested by the Company.

5.4 During the Term of this Agreement and for a period of three (3) years thereafter (whether or not this Agreement has been terminated by the Company or the Consultant for any reason prior to the expiration of the Term), the Consultant will not, either directly or through others:

(a) solicit, cause to be solicited, or attempt to solicit any employee, independent contractor, consultant, customer or client of the Company to terminate his relationship with the Company in order to become an employee, consultant, independent contractor, customer or client to or for any other person or entity, or otherwise encourage or solicit any  employee, consultant, independent contractor, customer or client of the Company to leave the Company for any reason or devote less than all of any such employee's efforts to the affairs of the Company; or

(b) take any action which constitutes an interference with or a disruption of any of the business activities of the Company.

5.5 At no time during the Term, or thereafter shall the Consultant directly or indirectly, disparage the commercial, business or financial reputation of the Company;

5.6 The Consultant represents that his performance of services to the Company will not breach any agreement or obligation to keep in confidence Proprietary Information acquired by him in confidence or in trust prior to the Consultant's provision of services to the Company. The Consultant has not entered into, and the Consultant agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with his relationship with the Company.

5.7 During the Term, Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Consultant has an obligation of confidentiality, and the Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Consultant has an obligation of confidentiality unless expressly authorized in writing by that former employer or person. The Consultant will use in the performance of his services only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

6.    MISCELLANEOUS

6.1. Notices. All notices under the Agreement shall be in writing (unless otherwise specifically provided herein) and shall be hand delivered, emailed, sent by overnight courier service, or sent by certified or registered mail, return receipt requested, postage prepaid to the party receiving such notice or communication at the address specified below:

If to the Company:               HDS International Corp.
10 Dorrance Street, Suite 700
Providence, RI  02903

If to Consultant:                   The Holden Group LLC
901 Lily Lane
            Columbia, TN 38401

or such other address or addressee as either party may from time to time designate to the other party by written notice. All notices shall be deemed given when received.  The parties may conduct day-to-day communications with each other in any manner that is mutually acceptable to them.

6.3 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, including the provisions of Section 5, is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.4. Binding Effect; Benefits. Consultant may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

6.5 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Consultant. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

6.6 Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The parties herein waive trial by jury and agree to submit any disputes hereunder to confidential arbitration to be conducted in New York County, State of New York, under the rules of the American Arbitration Association utilizing one arbitrator to be mutually selected by the parties.  In the event that an arbitration results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, arbitration costs, and all other expenses, in addition to any other relief to which the prevailing party may be entitled.

6.7 Execution in Counterparts. The Agreement may be signed in counterparts, each of which will be deemed an original.

6.8  Successors and Assigns.  The Agreement binds, inures to the benefit of, and is enforceable by, the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

6.9 Survival. The provisions of Sections 5 and 6 of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Consultant has hereunto set his hand, as of the day and year first above written:

HDS INTERNATIONAL CORP.

	By:	TASSOS D. RECACHINAS
	Name:	Tassos D. Recachinas
	Its:	President & Chief Executive Officer

CONSULTANT
THE HOLDEN GROUP LLC

By:	DENNIS HOLDEN
Name:	Dennis Holden
Its:	Managing Member